EXHIBIT 99.1

                                  Press Release


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The X-CHANGE CORPORATION Acquires WEBiX Inc.

TUESDAY, JANUARY 15, 2002

New York, New York, January 15, 2002.- Effective today, the shareholders of WEBiX Inc. assumed control of The X-Change Corporation (OTC/BB: XCHC). The transaction was effected through a merger of WEBiX Inc. into a wholly owned subsidiary of The X-Change Corporation. In the transaction, the WEBiX shareholders received 24 million shares of common stock and 4 million shares of preferred stock (convertible into 40,000,000 shares of common stock). The principal office of The X-Change Corporation is now located at 36 West 44th Street New York City, NY, 10036.

WEBiX, under the direction of Company President, K. Richard B. Niehoff, developed a web-based trading system for OTC/BB stocks. The Alternative Trading System (ATS) will enable subscribers to display and execute orders in microcap securities generally known as "OTC/BB stocks." The system will operate over the internet on a "real-time" basis. Eventually, the ATS intends to file with the SEC to become a national securities exchange for microcap issuers.

Additional details of the transaction will be available when the Form 8-KSB, reporting the change of control, is filed with the Securities and Exchange Commission on or before January 30, 2002. The following persons were appointed as both Directors and Executive Officers at the closing:

         Donald E. Weeden, Director, is currently Chairman, of Weeden Securities Corporation, the General Partner of Weeden & Co., L.P., a New York Stock Exchange member firm, and a member of the National Association of Securities Dealers.

         K. Richard B. Niehoff, President and Director, is the former President and COO of the all-electronic Cincinnati Stock Exchange. He was also the founding executive officer of the Nasdaq Trading Services Division.

         Molly Bayley, Executive Vice President and Director, was formerly Vice President of NASDAQ Operations for the NASDAQ Stock Market and Director of Market Surveillance for NASDAQ. She also served as the Executive Director of the Commodity Futures Trading Commission.

         Eric Nissan, Senior Vice President and Director, has successfully developed and implemented mission critical applications for top Wall Street financial corporations and brokerages. Mr. Nissan was formerly a Founding Partner of WebIAm Inc., and has created many Internet based applications ranging from complete e-commerce systems to contest engines.

This news release includes forward-looking statements related to The X-Change Corporation that involve risks and uncertainties, including, but not limited to, quarterly fluctuations in results, the management of growth, market acceptance of certain products and other risks. These forward-looking statements are made in reliance on the "safe-harbor" provisions of the Private Securities Litigation Reform Act of 1995. For further information about these factors that could affect The X-Change Corporation future results, see the company's filings with

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the Securities and Exchange Commission (the "Commission"). Prospective investors are cautioned that forward-looking statements are not guarantees of future performance. Actual results may differ materially from management expectations.

For additional information contact The X-Change Corporation, Susan Lapczynski, Vice President, 36 W. 44th Street, Suite 1209, New York, NY 10036: Phone 646-728-7023, Fax 646-728-7029.